Exhibit 3.1(i)(b)

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “REDWOOD SCIENTIFIC TECHNOLOGIES, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF APRIL, A.D. 2023, AT 2:25 O`CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF CORRECTION IS THE TWENTY-FOURTH DAY OF APRIL, A.D. 2023.

2109707 8100 SR# 20231604226
Jeffrey W. Bullock, Secretary of State
Authentication: 203233025 Date: 04-27-23

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations Delivered 02:25 PM 04/25/2023 FILED 02:25 PM 04/25/2023	STATE OF DELAWARE
SR 20231604226 - File Number 2109707	CERTIFICATE OF CORRECTION

REDWOOD SCIENTIFIC TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.	The name of the corporation is Redwood Scientific Technologies, Inc.

2.	That an Amended and Restated Certificate of Incorporation was filed by the Secretary of State of Delaware on January 5, 2018 and that Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	Due to a clerical error, the inaccuracy or defect of said Certificate is that Article IV thereof does not (a) state the correct number of authorized shares, or (b) correctly describe the corporation’s preferred stock.

4.	Article IV of the Certificate is corrected to read in its entirety as follows:

“The total number of shares of all classes which the Corporation shall have authority to issue 500,000,000 of which Five Million (5,000,000) shall be Series A Super Voting Preferred Shares, par value $0.001 per share, and 495,000,000 shall be Common Shares, par value $0.001 per share, and the designations, preferences, limitations and relative rights of the shares of each class are as follows:

A.	Series A Super Voting Preferred Shares.

1.	Voting. Holders of the Series A Super Voting Preferred Shares shall have five hundred (500) times that number of votes on all matters submitted to the shareholders that each shareholder of the corporation’s Common Shares (rounded to the nearest whole number) is entitled to vote at each meeting of shareholders of the corporation (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the corporation for their action or consideration. Holders of the Series A Super Voting Preferred Shares shall vote together with the holders of Common Shares as a single class.

2.	Dividends. Holders of Series A Super Voting Preferred Shares shall not be entitled to receive dividends paid on the corporation’s Common Shares. Dividends paid to holders of the Series A Super Voting Preferred Shares, if any, shall be at the discretion of the Board of Directors.

3.	Liquidation Preference. Upon the liquidation, dissolution and winding up of the corporation, whether voluntary or involuntary, holders of the Series A Super Voting Preferred Shares shall not be entitled to receive any of the assets of the corporation.

4.	No Conversion. The shares of Series A Super Voting Preferred Shares shall not be convertible into shares of the corporation’s Common Shares.

5.	Vote to Change the Terms of, or to Issue, Series A Super Voting Preferred Shares. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then-outstanding shares of Series A Super Voting Preferred Shares shall be required for (a) any change to the corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Series A Super Voting Preferred Shares or (b) any issuance of additional shares of Series A Super Voting Preferred Shares.

6.	Record Owner. The corporation may deem the person in whose name Series A Super Voting Preferred Shares shall be registered upon the registry books of the corporation to be, and may treat him as, the absolute owner of the Series A Super Voting Preferred Shares for all purposes, and the corporation shall not be affected by any notice to the contrary.

7.	Register. The corporation shall maintain a register for the registration of the Series A Super Voting Preferred Shares. Upon the transfer of shares of Series A Super Voting Preferred Shares in accordance with the provisions hereof, the corporation shall register such transfer on the register of the Series A Super Voting Preferred Shares.

B.	Common Shares.

1.	The rights of holders of Common Shares to receive dividends or share in the distribution of assets in the event of liquidation, dissolution or winding up of the affairs of the corporation shall be subject to the preferences, limitations and relative rights of the Series A Super Voting Preferred Shares fixed in the resolution or resolutions which may be adopted from time to time by the Board of Directors or the corporation providing for the issuance of one or more series of the Series A Super Voting Preferred Shares.

2.	The holders of the Common Shares shall be entitled to one vote for each share of Common Shares held by them of record at the time for determining the holders thereof entitled to vote.

No holder of shares of the Corporation of any class shall have any preemptive or preferential right in or preemptive or preferential right to subscribe to or for or acquire any new or additional shares, or any subsequent issue of shares, or any unissued or treasury shares of the corporation, whether now or hereafter authorized, or any securities convertible into or carrying a right to subscribe to or for or acquire any such shares, whether nor or hereafter authorized. All shares are to be non-assessable.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 24 day of April, A.D. 2023.

By:
Name: Jason Cardiff
Title: Chief Executive Officer